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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*



                                The Rouse Company
- - ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- - ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   779273-10-1
             ------------------------------------------------------
                                 (CUSIP Number)

                                 George Vetters
                                  THC Partners
                            4200 Texas Commerce Tower
                              Houston, Texas 77002
- - ------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                  June 12, 1996
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

- - ---------          -----------
CUSIP No.          779273-10-1
- - ---------          -----------


- - ------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          THC Partners
- - ------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)      / /
                                                                  (b)      / /
- - -----------------------------------------------------------------------------
3         SEC USE ONLY

- - -----------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          OO
- - ------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                         / /
- - ------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
- - ------------------------------------------------------------------------------
                                  7       SOLE VOTING POWER
                                          5,441,955
           NUMBER OF             ---------------------------------------------
            SHARES                8       SHARED VOTING POWER
         BENEFICIALLY            ---------------------------------------------
           OWNED BY               9       SOLE DISPOSITIVE POWER
             EACH
           REPORTING             ---------------------------------------------
            PERSON               10       SHARED DISPOSITIVE POWER
             WITH                         5,441,955

- - ------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,441,955
- - ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         / /

- - ------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.78%
- - ------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
- - ------------------------------------------------------------------------------

                         ORIGINAL REPORT ON SCHEDULE 13D


Item 1.      Security and Issuer

       This statement relates to the shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The Rouse Company, a Maryland corporation (the "Company"), which has its principal executive offices at 10275 Little Patuxent Parkway, Columbia, Maryland 21044.

Item 2.      Identity and Background

       This statement is filed by THC Partners, a Texas general partnership whose business is to hold and manage the investment of the cash, Common Stock and contractual rights to receive additional shares of Common Stock received by THC Partners as a result of the mergers (the "Mergers") of The Hughes Corporation ("THC") and Howard Hughes Properties, Limited Partnership ("HHPLP") with subsidiaries of the Company on June 12, 1996. The principal business and principal office address of THC Partners is 4200 Texas Commerce Tower, Houston, Texas 77002.

       The names and information (to the knowledge of THC Partners) with respect to the business or occupation and address of each of the general partners of THC Partners is set forth on Schedule I to this Report.

       The remaining sub-items of Item 2 do not apply to THC Partners or, to its knowledge, to its general partners.

Item 3.      Source and Amount of Funds or Other Consideration

       The Shares acquired by THC Partners (including its general partners) and reported in Item 5 of this Report were received in exchange for the common stock of THC held by THC Partners as a result of the Mergers.

Item 4.      Purpose of Transaction

       THC Partners (including its general partners) acquired the shares of Common Stock reported herein solely for the purpose of investment. THC Partners retains the absolute right to vote its shares of Common Stock as it individually determines except as otherwise described in Item 5 hereof.

Item 5.      Interest in Securities of the Issuer

             (a) & (b)


                                             Number of Shares          Percent
Reporting Person                                   Owned            of Class (2)
- - ----------------                                   -----            ------------

THC Partners                                   5,441,955(1)           9.78%

- - ----------

(1) THC Partners holds sole voting power over all of the shares of Common Stock indicated on the table, and shares dispositive power over all such shares with its general partners. The Managing General Partners of THC Partners, Platt W. Davis, III, Frederick R. Lummis, Jr. and Milton H. West, Jr., have the power to direct the exercise of such voting and shared dispositive power held by THC Partners. Information with respect to the shares with respect to which each general partner of THC Partners shares dispositive power is set forth on Schedule I to this Report.

 (2) Based on shares of Common Stock outstanding.

       (c) All of the shares of Common Stock to which this Report relates were acquired by THC Partners in the Mergers on June 12, 1996.

       (d) Neither THC Partners nor, to its knowlege, any of its general partners beneficially owns any Common Stock of the Company except as set forth above. To the knowledge of THC Partners, no persons other than THC Partners and its general partners have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by THC Partners.

Item 6. Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

       The partnership agreement provides partners with the right to withdraw their pro rata share of the Common Stock held by THC Partners, at their option. The partnership agreement contemplates sales of Common Stock from time to time at the election of partners who desire that all or a portion of their pro rata share of the Common Stock held by THC Partners be sold. THC Partners has agreed with the Company not to sell more than 50% of the Common Stock received in the Mergers in the first 12 months following the closing date of the Mergers, subject to certain exceptions. As a condition to the Mergers, substantially all of the partners of THC Partners executed lock-up agreements with the Company, pursuant to which each partner executing the same agreed not to sell in excess of 1/3 of such partner's shares of Common Stock for the first six months following the closing date of the Mergers or in excess of 2/3 of such partner's shares of Common Stock for the first year following the closing date.

       Except to the extent disclosed above, THC does not have, and to its knowledge none of its general partners has, any contracts, arrangements, understandings or relationships (legal or otherwise) with respect to any securities of the Company, including but not limited to, transfer or voting of any such securities, finders' fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding or proxies.

Item 7.      Material to be filed as Exhibits

       Not applicable.


                                    SIGNATURE

       After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: June 12, 1996.                       THC Partners ,
                                           a Texas general partnership

                                           By:  /s/ Milton H. West, Jr.
                                                Title: Managing General Partner

                                   SCHEDULE I

Item 2 Information.

The information called for by Item 2 with respect to each of the general partners of THC Partners is set forth below:



                                      TRUST

Name of Entity:                     EWA Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Donald E. Woodard, Jr.
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

Name of Entity:                     Elizabeth W. Allen Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Donald E. Woodard, Jr.
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

Name of Entity:                     SMB Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Texas Commerce Bank, N.A., Trustee
                                    P.O. Box 2558
                                    Houston, Texas 77252-8037
                                    Attn: Robert Richardson

Name of Entity:                     James C. E. Clarke Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Douglas E. Clarke, Trustee
                                    Andrews & Kurth, L.L.P.
                                    4200 Texas Commerce Tower
                                    Houston, Texas 77002

Name of Entity:                     Martha H. Davis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Brad Carson
                                    U. S. Trust Co. of Texas, Co-Trustee,
                                    2001 Ross Avenue, Suite 2700
                                    Dallas, Texas 75201-3320

Name of Entity:                     Platt W. Davis III Trust
                                       u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                       P. O. Box 2629
                                    Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Richard H. Davis Trust
                                       u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629
                                    Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     J. W. Dilworth, Jr. Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     J. W. Dilworth  III  Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     K. C. Dilworth Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     Drury Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Frances T. Drury, Trustee
                                    8935 Briar Forest
                                    Houston, Texas 77024

Name of Entity:                     Sara B. Houstoun Evoy Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            C/o Bank One Texas, N.A., Trustee
                                    P.O. Box 2629
                                    Trust Department
                                    Houston, Texas 77252-2629
                                    Attn: Don Eplen

Name of Entity:                     David J. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret Frazier, Trustee
                                    c/o Michael E. Frazier
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     Gregory R. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret Frazier, Trustee
                                    c/o Michael E. Frazier
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     Joseph R. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret Frazier, Trustee
                                    c/o Michael E. Frazier
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     Michael E. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret Frazier, Trustee
                                    c/o Michael E. Frazier
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     Paul H. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret Frazier, Trustee
                                    c/o Michael E. Frazier
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     Warren W. Frazier Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Michael E. Frazier
                                    Margaret Frazier, Trustee
                                    5301 Bordley
                                    Houston, Texas 77056

Name of Entity:                     P. D. Freeman Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     J. B. Freeman Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     W. A. Freeman IV Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     Howard Hughes Gano, Jr. Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Howard Hughes Gano, Jr., Trustee
                                    5858 Westheimer, Suite 305
                                    Houston, Texas 77057

Name of Entity:                     Richard C. Gano, Jr. Trust
State of Organization:              California
Principal Business:                 Investment
Address:                            c/o Annette G. Larson
                                    5135 Vista Montana
                                    Yorba Linda, California 92686

Name of Entity:                     Richard C. Gano  III Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Richard C Gano  III, Co-Trustee
                                    1186 Gunda Ct.
                                    Camarillo, CA 93010

Name of Entity:                     William K. Gano, Jr. Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A.
                                    P. O. Box 2629, Trust Department
                                    Attn:   Donald M. Eplen
                                    Houston, Texas 77252-2629

Name of Entity:                     CWH Trust of 1992
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Texas Commerce Bank, N.A., Trustee
                                    Attn: Robert Richardson
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     KH Trust of 1992
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Texas Commerce Bank, N.A., Trustee
                                    Attn: Robert Richardson
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     TPH Trust of 1992
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Texas Commerce Bank, N.A., Trustee
                                    Attn: Robert Richardson
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     James Patrick Houstoun, III Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     James Wilkin Houstoun Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     John McIntosh Houstoun Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Richard A. Houstoun Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Rock Nicholson Houstoun Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Houston Trust Company
                                    Attn: Melinda D. Myers
                                    1001 Fannin, Suite 1500
                                    Houston, Texas 77002-6714

Name of Entity:                     Julie Gragg Hughes Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o  Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     A. D. Kissiah Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     C. J.  Kissiah Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     P. D. Kissiah Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Marie M. Dilworth, Trustee
                                    1 Hedwig Court
                                    Houston, Texas 77024

Name of Entity:                     Annette G. Larson Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Annette G. Larson, Trustee
                                    5135 Vista Montana
                                    Yorba Linda, California 92686

Name of Entity:                     Margaret W. Lewis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret W. Lewis, Trustee
                                    3800 Waterford
                                    Dallas, Texas 75244

Name of Entity:                     Margaret Lewis "C" Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Margaret W. Lewis, Trustee
                                    3800 Waterford
                                    Dallas, Texas 75244

Name of Entity:                     Margaret Lewis GST Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A.
                                    P.O. Box 2629, Trust Dept.
                                    Houston, Texas 77252-2629
                                    Attn: Donald Eplen

Name of Entity:                     David C. Lindsey Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A.
                                    P.O. Box 2629, Trust Dept.
                                    Houston, Texas 77252-2629
                                    Attn: Donald Eplen

Name of Entity:                     David R. Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Houston Trust Company
                                    Attn: Melinda D. Myers
                                    1001 Fannin, Suite 1500
                                    Houston, Texas 77002-6714

Name of Entity:                     FRL II Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn:Sells Neuhaus
                                    Texas Commerce Bank, N.A., Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Frederick R. Lummis, II Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Frederick R. Lummis  II, Trustee,
                                    5540 Sturbridge
                                    Houston, Texas 77056

Name of Entity:                     Ghent G. Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Houston Trust Company
                                    Attn: Melinda D. Myers
                                    1001 Fannin, Suite 1500
                                    Houston, Texas 77002-6714

Name of Entity:                     Marvin L. Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:             Texas
Principal Business:                Investment
Address:                           c/o Houston Trust Company
                                   Attn: Melinda D. Myers
                                   1001 Fannin, Suite 1500
                                   Houston, Texas 77002-6714

Name of Entity:                     PBL  Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn:Sells Neuhaus
                                    Texas Commerce Bank, N.A., Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Palmer Bradely Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Palmer Bradley Lummis, Trustee,
                                    1511 Washington Terrace
                                    Fort Worth, Texas 76107

Name of Entity:                     RCL  Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn:Sells Neuhaus
                                    Texas Commerce Bank, N.A., Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Ransom Clark Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Texas Commerce Bank, N.A., Trustee,
                                    Attn:Sells Neuhaus
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Richard G. Lummis Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Houston Trust Company
                                    1001 Fannin, Suite 1500
                                    Houston, Texas 77002-6714
                                    Attn: Melinda D. Myers

Name of Entity:                     WMRL, Jr. Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn:Sells Neuhaus
                                    Texas Commerce Bank, N.A., Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     William R. Lummis Jr.Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn:Sells Neuhaus
                                    Texas Commerce Bank, N.A., Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Patty Neff McCormack Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            U.S. Trust Co. of California, N.A.,
                                      Co-Trustee,
                                    Attn: Ms. E. Nilsson
                                    515 Flower Street, Suite 2700
                                    Los Angeles, California 90071-2429

Name of Entity:                     Patty Neff McCormack Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            George F. Neff, Trustee
                                    P.O. Box 82
                                    Free Union, Virginia 22940

Name of Entity:                     Katherine Russell McCurdy Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            U.S. Trust Co. of New York, Co-Trustee
                                    Attn: Barry C. Waldorf
                                    114 W. 47th Street, 12th Floor
                                    New York,  New York  10036

Name of Entity:                     Laura Russell Malkin Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            U.S. Trust Co. of New York, Co-Trustee
                                    Attn: Barry C. Waldorf
                                    114 W. 47th Street, 12th Floor
                                    New York, New York 10036

Name of Entity:                     CSM  Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Robert Richardson
                                    c/o Texas Commerce Bank, N.A., Co-Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     Morse Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Robert Richardson
                                    c/o Texas Commerce Bank, N.A., Co-Trustee
                                    P. O. Box 2558
                                    Houston, Texas 77252-8037

Name of Entity:                     George F. Neff Marital Trust
                                      u/w/o Annette Lummis Neff
State of Organization:              Texas
Principal Business:                 Investment
Address:                            George F. Neff, Trustee,
                                    P. O. Box 82
                                    Free Union,  Virginia  22940

Name of Entity:                     Allene R. Pierson Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o U.S. Trust Co. of New York, Trustee
                                    Attn: Barry C. Waldorf
                                    114 W. 47th Street, 12th Floor
                                    New York, New York 10036

Name of Entity:                     HHR Trust of 1988
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Hugh M. Ray, Jr., Trustee
                                    4200 Texas Commerce Tower
                                    600 Travis
                                    Houston,  Texas   7002-3090

Name of Entity:                     HMR III Trust of 1988
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Hugh M. Ray, Jr., Trustee
                                    4200 Texas Commerce Tower
                                    600 Travis
                                    Houston,  Texas   7002-3090

Name of Entity:                     Marian Gano Reed Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A.
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Margot Houstoun Ritchie Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A.
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Eugenia Gano Rovillo Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                    1992 Russell Family Trust
State of Organization:             Massachusetts
Principal Business:                Investment
Address:                           Ropes & Gray
                                   c/o Francis L. Coolidge, Co-Trustee
                                   1 International Place
                                   Boston, MA 02110

Name of Entity:                    Paul S. Russell III Trust
                                     u/w/o Annette Gano Lummis
State of Organization:             Texas
Principal Business:                Investment
Address:                           U.S. Trust Co. Of New York, Trustee
                                   Attn: Barry C. Waldorf
                                   114 W. 47th St., 12th Floor
                                   New York, New York 10036

Name of Entity:                    AMR  Family Trust
State of Organization:             Texas
Principal Business:                Investment
Address:                           Attn: Robert Richardson
                                   c/o Texas Commerce Bank, N.A., Co-Trustee
                                   P. O. Box 2558
                                   Houston, Texas 77252-8037

Name of Entity:                    Benjamin Aaron Thomas Trust II
State of Organization:             Texas
Principal Business:                Investment
Address:                           J.G. Hughes & M.R. Tibbets, Co-Trustees
                                   11 Greenway Plaza
                                   3100 Summit Tower
                                   Houston, Texas 77046

Name of Entity:                    William Lee Thomas Trust II
State of Organization:             Texas
Principal Business:                Investment
Address:                           J.G. Hughes & M. R. Tibbets, Co-Trustees
                                   11 Greenway Plaza
                                   3100 Summit Tower
                                   Houston, Texas 77046

Name of Entity:                     BCW Income Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Ellen P. Wallace
                                    10 N. Wynden
                                    Houston, Texas 77056

Name of Entity:                     JPW Income Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Ellen P. Wallace
                                    10 N. Wynden
                                    Houston, Texas 77056

Name of Entity:                     Donald J. Wallace III Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Donald J. Wallace, III, Trustee
                                    1400 Trails End
                                    Valley View, Texas 76272

Name of Entity:                     Donald J. Wallace GST Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Patrick B. Wallace III Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Patrick B. Wallace, Trustee
                                    3906 River Oaks
                                    Pasadena, Texas 77505

Name of Entity:                     Patrick B. Wallace GST Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Donald Wallace III
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Donald Wallace IV
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Andrew Wallace
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Margaret Lewis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Megan Wallace
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Nancy Wennerstrom
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DGW Trust fbo Patrick B. Wallace
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Attn: Donald M. Eplen
                                    c/o Bank One Texas, N.A., Co-Trustee
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Diane Jane Gano Walls Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     Nancy W. Wennerstrom Trust
                                      u/w/o Annette Gano Lummis
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Nancy W. Wennerstrom, Trustee
                                    3906 River Oaks
                                    Pasadena, Texas 77505

Name of Entity:                     Nancy W. Wennerstrom GST Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            c/o Bank One Texas, N.A., Co-Trustee
                                    Attn: Donald M. Eplen
                                    P. O. Box 2629, Trust Department
                                    Houston, Texas 77252-2629

Name of Entity:                     DEW, Jr. Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Donald E. Woodard, Jr., Co-Trustee
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

Name of Entity:                     Donald E. Woodard, Jr. Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Donald E. Woodard, Jr., Co-Trustee
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

Name of Entity:                     RJW Family Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Donald E. Woodard, Jr., Co-Trustee
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

Name of Entity:                     Randolph J. Woodard Trust
State of Organization:              Texas
Principal Business:                 Investment
Address:                            Donald E. Woodard, Jr., Co-Trustee
                                    626 Saddlewood Lane
                                    Houston, Texas 77024

                                   INDIVIDUALS



Name:                                      James A. Baker, III
Address:                                     c/o Les E. Greenberg
                                            Quintana Petroleum
                                            601 Jefferson, 40th Floor
                                            Houston, Texas  77002
Principal Occupation:                       Attorney
Address of Principal Employer:              3000 One Shell Plaza
                                            Houston, Texas 77002

Name:                                       Douglas Y. Bech
Address:                                    11543 Raintree Circle
                                            Houston, Texas 77024
Principal Occupation:                       Attorney
Address of Principal Employer:              Akin, Gump, Strauss, Hauer
                                              & Feld, L.L.P.
                                            711 Louisiana, Suite 1900
                                            Houston, Texas 77002

Name:                                       R. Terry Bell
Address:                                    c/o Caolo, Bell & Nunnally, L.L.P.
                                            1400 One McKinney Plaza
                                            3232 McKinney Avenue
                                            Dallas, Texas  75204-2429
Principal Occupation:                       Attorney
Address of Principal Employer:              1400 One McKinney Plaza
                                            3232 McKinney Avenue
                                            Dallas, Texas 75204-2429

Name:                                       Lawrence L. Bellatti
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Robert L. Bradley
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Richard W. Burns
Address:                                    Cunningham, Burke & Brooks
                                            12 Greenway Plaza, Suite 1350
                                            Houston, Texas  77046
Principal Occupation:                       Attorney
Address of Principal Employer:              12 Greenway Plaza, Suite 1350
                                            Houston, Texas 77046

Name:                                       W. Thomas Burns II
Address:                                    2908 Beanna St.
                                            Austin, Texas 78705
Principal Occupation:                       Investor
Address of Principal Employer:              2908 Beanna St.
                                            Austin, Texas 78705

Name:                                       Anne Tenison Burroughs
Address:                                    7010 Montclair
                                            Houston, Texas  77030
Principal Occupation:                       Investor
Address of Principal Employer:              7010 Montclair
                                            Houston, Texas  77030

Name:                                       Michael F. Butler
Address:                                    2214 Massachusetts Avenue N.W.
                                            Washington, D.C. 20008
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       John T. Cabaniss
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       James V. Carroll, III
Address:                                    c/o Littler, Mendelson, Fastiff,
                                              Tichy & Mathiason
                                            1301 McKinney, Suite 3300
                                            Houston, Texas  77010
Principal Occupation:                       Attorney
Address of Principal Employer:              c/o Littler, Mendelson, Fastiff,
                                              Tichy & Mathiason
                                            1301 McKinney, Suite 3300
                                            Houston, Texas  77010

Name:                                       Douglas E. Clarke
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Evelyn Houstoun Chew
Address:                                    1106 Potomac
                                            Houston, Texas 77057
Principal Occupation:                       Investor
Address of Principal Employer:              1106 Potomac
                                            Houston, Texas 77057

Name:                                       Bruce R. Coulombe
Address:                                    11711 Memorial Dr., #137
                                            Houston, Texas
Principal Occupation:                       Attorney
Address of Principal Employer:              10100 Highway 105W
                                            Montgomery, Texas 77356

Name:                                       Sam W. Cruse, Jr.
Address:                                    Cruse, Scott, Henderson &
                                              Allen, L.L.P.
                                            1850 Two Houston Center
                                            909 Fannin
                                            Houston, Texas 9.77010-1007
Principal Occupation:                       Attorney
Address of Principal Employer:              1850 Two Houston Center
                                            909 Fannin
                                            Houston, Texas 77010-1007

Name:                                       Stacy Ann Dardar
Address:                                    14724 F Perthshire
                                            Houston, Texas  77079
Principal Occupation:                       Investor
Address of Principal Employer:              14724 F Perthshire
                                            Houston, Texas  77079

Name:                                       Cary Elizabeth Davis
Address:                                    13522 Butterfly
                                            Houston, Texas  77079
Principal Occupation:                       Investor
Address of Principal Employer:              13522 Butterfly
                                            Houston, Texas  77079

Name:                                       Frank B. Davis
Address:                                    5742 Bayou Glen
                                            Houston, Texas 77057
Principal Occupation:                       Investor
Address of Principal Employer:              5742 Bayou Glen
                                            Houston, Texas 77057

Name:                                       Martha H. Davis
Address:                                    5050 S. Albion Street
                                            Littleton, Colorado  80121
Principal Occupation:                       Investor
Address of Principal Employer:              5050 S. Albion Street
                                            Littleton, Colorado  80121

Name:                                       Platt W. Davis III
Address:                                    627 Hedwig
                                            Houston, Texas 77024
Principal Occupation:                       Attorney
Address of Principal Employer:              1001 Fannin, 34th Floor
                                            Houston, Texas 77002

Name:                                       Richard H. Davis
Address:                                    6405 Palacio
                                            Amarillo, Texas  79109
Principal Occupation:                       Investor
Address of Principal Employer:              6405 Palacio
                                            Amarillo, Texas  79109

Name:                                       Barbara Timanus Dexter
Address:                                    25 Valley Forge
                                            Houston, Texas 77024
Principal Occupation:                       Investor
Address of Principal Employer:              25 Valley Forge
                                            Houston, Texas 77024

Name:                                       James W. Dilworth, Jr.
Address:                                    12107 Cobblestone
                                            Houston, Texas  77024
Principal Occupation:                       Investor
Address of Principal Employer:              12107 Cobblestone
                                            Houston, Texas  77024

Name:                                       Frances T. Drury
Address:                                    8935 Briar Forest
                                            Houston, Texas  77024
Principal Occupation:                       Investor
Address of Principal Employer:              8935 Briar Forest
                                            Houston, Texas  77024

Name:                                       Alfred H. Ebert, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Byron F. Egan
Address:                                    4405 McFarlin Blvd.
                                            Dallas, Texas 75205-1630
Principal Occupation:                       Investor
Address of Principal Employer:              4405 McFarlin Blvd.
                                            Dallas, Texas 75205-1630

Name:                                       David G. Elkins
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              Andrews & Kurth, L.L.P.
                                            4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Sara Baker Houstoun Evoy
Address:                                    45 South Marine Drive
                                            Scarborough, Ontario
                                            Canada M1E 1A1
Principal Occupation:                       Investor
Address of Principal Employer:              45 South Marine Drive
                                            Scarborough, Ontario
                                            Canada M1E 1A1

Name:                                       Joseph M. Foley
Address:                                    302 E. Carson Street, Suite 901
                                            Las Vegas, Nevada  89101
Principal Occupation:                       Investor
Address of Principal Employer:              302 E. Carson Street, Suite 901
                                            Las Vegas, Nevada  89101

N ame:                                      David Joseph Frazier
Address:                                    6134 Bordley
                                            Houston, Texas 77057
Principal Occupation:                       Oil & Gas Exploration
Address of Principal Employer:              800 Bering Dr., Suite 150
                                            Houston, Texas 77057-2130

Name:                                       Gregory Robert Frazier
Address:                                    6155 Valley Forge
                                            Houston, Texas 77057
Principal Occupation:                       Oil & Gas Exploration
Address of Principal Employer:              800 Bering Dr., Suite 150
                                            Houston, Texas 77057-2130

Name:                                       Joseph Roan Frazier
Address:                                    2505 Swift
                                            Houston, Texas 77030
Principal Occupation:                       Investor
Address of Principal Employer:              2505 Swift
                                            Houston, Texas 77030

Name:                                       Margaret Frazier
Address:                                    6127 Doliver
                                            Houston, Texas 77057
Principal Occupation:                       Investor
Address of Principal Employer:              6127 Doliver
                                            Houston, Texas 77057

Name:                                       Michael Evans Frazier
Address:                                    5301 Bordley
                                            Houston, Texas  77056
Principal Occupation:                       Investment Banker
Address of Principal Employer:              700 Louisiana, Suite 5000
                                            Houston, Texas  77002

Name:                                       Paul Hardy Frazier
Address:                                    1311 Briarmead
                                            Houston, Texas  77057
Principal Occupation:                       Investor
Address of Principal Employer:              1311 Briarmead
                                            Houston, Texas  77057

Name:                                       Warren Wayne Frazier
Address:                                    6135 Longmont
                                            Houston, Texas  77057
Principal Occupation:                       Oil & Gas Exploration
Address of Principal Employer:              800 Bering Dr., Suite 150
                                            Houston, Texas 77057-2130

Name:                                       Patricia D. Freeman
Address:                                    11322 Surrey Oaks
                                            Houston, Texas  77024
Principal Occupation:                       Investor
Address of Principal Employer:              11322 Surrey Oaks
                                            Houston, Texas  77024

Name:                                       Howard Hughes Gano Sr.
Address:                                    10813 Long Shadow
                                            Houston, Texas  77024
Principal Occupation:                       Accountant
Address of Principal Employer:              5858 Westheimer, Suite 305
                                            Houston, Texas  77057

Name:                                       William Kent Gano, Jr.
Address:                                    64 Wolcott Drive N.W.
                                            North Fort Myers, Florida  33903
Principal Occupation:                       Investor
Address of Principal Employer:              64 Wolcott Drive N.W.
                                            North Fort Myers, Florida  33903

Name:                                       Janet Jones Garth
Address:                                    1302 Potomac
                                            Houston, Texas  77057
Principal Occupation:                       Investor
Address of Principal Employer:              1302 Potomac
                                            Houston, Texas  77057

Name:                                       Annette Gano Gragg
Address:                                    1933 Bolsover Road
                                            Houston, Texas 77005
Principal Occupation:                       Investor
Address of Principal Employer:              1933 Bolsover Road
                                            Houston, Texas 77005

Name:                                       Robert G. Hardy
Address:                                    161 Lands End Road
                                            Morehead City, North Carolina 28557
Principal Occupation:                       Investor
Address of Principal Employer:              161 Lands End Road
                                            Morehead City, North Carolina 28557

Name:                                       Bruce M. Harrington
Address:                                    3608 Overbrook
                                            Houston, Texas 77027
Principal Occupation:                       Investor
Address of Principal Employer:              3608 Overbrook
                                            Houston, Texas 77027

Name:                                       Thomas L. Healey
Address:                                    P.O. Box 1938
                                            Beeville, Texas 78104
Principal Occupation:                       Investor
Address of Principal Employer:              P.O. Box 1938
                                            Beeville, Texas 78104

Name:                                       Taylor M. Hicks, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Michael Sterling Holloway
Address:                                    6715 Lakeshore
                                            Dallas, Texas 75214
Principal Occupation:                       Investor
Address of Principal Employer:              6715 Lakeshore
                                            Dallas, Texas 75214

Name:                                       James Patrick Houstoun III
Address:                                    5507 Candlewood
                                            Houston, Texas 77056
Principal Occupation:                       Investor
Address of Principal Employer:              5507 Candlewood
                                            Houston, Texas 77056

Name:                                       James Wilkin Houstoun
Address:                                    2520 Pearce Road
                                            Austin, Texas  78730
Principal Occupation:                       Investor
Address of Principal Employer:              2520 Pearce Road
                                            Austin, Texas  78730

Name:                                       John McIntosh Houstoun
Address:                                    8962 Weld County Road 74
                                            Windsor, Colorado 80550
Principal Occupation:                       Investor
Address of Principal Employer:              8962 Weld County Road 74
                                            Windsor, Colorado 80550

Name:                                       Richard Alexander Houstoun
Address:                                    5215 Falmouth Road
                                            Bethesda, Maryland  20816
Principal Occupation:                       Investor
Address of Principal Employer:              5215 Falmouth Road
                                            Bethesda, Maryland  20816

Name:                                       Julie Gragg Hughes
Address:                                    2425 Del Monte
                                            Houston, Texas 77019
Principal Occupation:                       Investor
Address of Principal Employer:              2425 Del Monte
                                            Houston, Texas 77019

Name:                                       Edith H. Jones
Address:                                    c/o U.S. Court of Appeals,
                                              5th Circuit
                                            515 Rusk Avenue, Room 12505
                                            Houston, Texas 77002
Principal Occupation:                       Judge
Address of Principal Employer:              c/o U.S. Court of Appeals,
                                              5th Circuit
                                            515 Rusk Avenue, Room 12505
                                            Houston, Texas 77002

Name:                                       Betty Lou Jones
Address:                                    P.O. Box 27567
                                            Houston, Texas 77227-7567
Principal Occupation:                       Investor
Address of Principal Employer:              P.O. Box 27567
                                            Houston, Texas 77227-7567

Name:                                       Harry R. Jones, Jr
Address:                                    c/o Brown, Parker & Leahy, L.L.P.
                                            1200 Smith, Suite 3600
                                            Houston,Texas 77002-4595
Principal Occupation:                       Investor
Address of Principal Employer:              1200 Smith, Suite 3600
                                            Houston,Texas 77002-4595

Name:                                       Steven E. Jones
Address:                                    6127 Inwood
                                            Houston,Texas 77057
Principal Occupation:                       Real Estate Broker
Address of Principal Employer:              2614 Briar Ridge, Suite 190
                                            Houston, Texas 77057

Name:                                       John C. Kerr
Address:                                    c/o Kerr, Connors & Co.
                                            1020 N. E. Loop 410, Suite 812
                                            San Antonio, Texas  78209
Principal Occupation:                       Attorney
Address of Principal Employer:              1020 N. E. Loop 410, Suite 812
                                            San Antonio, Texas  78209

Name:                                       Pamela Dilworth Kissiah
Address:                                    2420 Jarratt Avenue
                                            Austin, Texas 78703
Principal Occupation:                       Investor
Address of Principal Employer:              2420 Jarratt Avenue
                                            Austin, Texas 78703

Name:                                       Fred M. Knapp, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

 Name:                                      Jerry Van Kyle
Address:                                    10209 Seward Plantation Rd.
                                            Brenham, Texas 77833-0544
Principal Occupation:                       Investor
Address of Principal Employer:              10209 Seward Plantation Rd.
                                            Brenham, Texas 77833-0544

 Name:                                      Lee R. Larkin
Address:                                    3725 Wickersham
                                            Houston, Texas 77002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       James W. Larkin
Address:                                    3725 Wickersham
                                            Houston, Texas 77002-3090
Principal Occupation:                       Investor
Address of Principal Employer:              3725 Wickersham
                                            Houston, Texas 77002-3090

Name:                                       Margaret W. Lewis
Address:                                    3800 Waterford
                                            Dallas, Texass 75244
Principal Occupation:                       Investor
Address of Principal Employer:              3800 Waterford
                                            Dallas, Texass 75244

Name:                                       O. Clayton Lilienstern
4Address:                                   4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Sara Houstoun Lindsey
Address:                                    3640 Willowick
                                            Houston, Texas  77019
Principal Occupation:                       Investor
Address of Principal Employer:              3640 Willowick
                                            Houston, Texas  77019

Name:                                       David R.  Lummis
Address:                                    3258 Avalon
                                            Houston, Texas 77019
Principal Occupation:                       Investor
Address of Principal Employer:              3258 Avalon
                                            Houston, Texas 77019

Name:                                       Frederick  R.  Lummis, Jr.
Address:                                    2440 Del Monte
                                            Houston, Texas 77019
Principal Occupation:                       Investor
Address of Principal Employer:              2440 Del Monte
                                            Houston, Texas 77019

Name:                                       Ghent G. Lummis
Address:                                    3628 Mineola Drive
                                            Sarasota, Florida  34239
Principal Occupation:                       Investor
Address of Principal Employer:              3628 Mineola Drive
                                            Sarasota, Florida  34239

Name:                                       Marvin L. Lummis
Address:                                    Post Office Box 263
                                            Telluride, Colorado  81435
Principal Occupation:                       Investor
Address of Principal Employer:              Post Office Box 263
                                            Telluride, Colorado  81435

Name:                                       Richard G. Lummis
Address:                                    3110 Ferndale
                                            Houston, Texas 77098
Principal Occupation:                       Investor
Address of Principal Employer:              3110 Ferndale
                                            Houston, Texas 77098

Name:                                       William R. Lummis, Sr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas   7002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Dennis L. Lutes
Address:                                    c/o McGuire, Craddock, Strother &
                                              Lutes, P.C.
                                            Thanksgiving Tower, Suite 4301
                                            1601 Elm Street
                                            Dallas, Texas 75201
Principal Occupation:                       Attorney
Address of Principal Employer:              Thanksgiving Tower, Suite 4301
                                            1601 Elm Street
                                            Dallas, Texas 75201

Name:                                       Barry R. Miller
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       William T. Miller
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Clinton F. Morse
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Clinton S. Morse
Address:                                    c/o Flippin, Densmore, Morse,
                                              Rutherford & Jessee
                                            300 First Campbell Square
                                            P.O. Box 1200
                                            Roanoke, Virginia   24001
Principal Occupation:                       Attorney
Address of Principal Employer:              300 First Campbell Square
                                            P.O. Box 1200
                                            Roanoke, Virginia   24001

Name:                                       Margaret S. Morse
Address:                                    1713 Mora Lane
                                            Las Vegas, Nevada  89102
Principal Occupation:                       Investor
Address of Principal Employer:              1713 Mora Lane
                                            Las Vegas, Nevada  89102

Name:                                       William R. Morse
Address:                                    c/o Morse & Mowbray
                                            300 South Fourth St., #1400
                                            Las Vegas, Nevada  89101
Principal Occupation:                       Investor
Address of Principal Employer:              c/o Morse & Mowbray
                                            300 South Fourth St., #1400
                                            Las Vegas, Nevada  89101

Name:                                       P. Dexter Peacock
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Thomas J. Perich
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Larry B. Phillips, III
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Hugh M. Ray
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Margaret Houstoun Ritchie
Address:                                    6935 Old Church Road
                                            Green Cove Springs, Florida 32043
Principal Occupation:                       Investor
Address of Principal Employer:              6935 Old Church Road
                                            Green Cove Springs, Florida 32043

Name:                                       Robert F. Ritchie
Address:                                    4400 Thanksgiving Tower
                                            1601 Elm Street
                                            Dallas, Texas  75201
Principal Occupation:                       Investor
Address of Principal Employer:              4400 Thanksgiving Tower
                                            1601 Elm Street
                                            Dallas, Texas  75201

Name:                                       Laurie K. Rosenwasser
Address:                                    Route 2, Box 626B
                                            Waller, Texas 77484
Principal Occupation:                       Investor
Address of Principal Employer:              Route 2, Box 626B
                                            Waller, Texas 77484

Name:                                       Michael Q. Rosenwasser
Address:                                    425 Lexington Avenue
                                            New York, New York  10017
Principal Occupation:                       Attorney
Address of Principal Employer:              425 Lexington Avenue
                                            New York, New York  10017

Name:                                       Allene Lummis Russell
Address:                                    32 Lawrence Road
                                            Chestnut Hill, Massachusetts   02167
Principal Occupation:                       Investor
Address of Principal Employer:              32 Lawrence Road
                                            Chestnut Hill, Massachusetts   02167

Name:                                       Thomas F. Ryan, Jr.
Address:                                    1285 Gulf Shore Blvd., North
                                            Apt. 8-A
                                            Naples, Florida 33940
Principal Occupation:                       Investor
Address of Principal Employer:              1285 Gulf Shore Blvd., North
                                            Apt. 8-A
                                            Naples, Florida 33940

Name:                                       Thomas L. Schubert
Address:                                    4723 Apollo
                                            Houston, Texas  77018
Principal Occupation:                       Investor
Address of Principal Employer:              4723 Apollo
                                            Houston, Texas  77018

Name:                                       Joel I. Shannon
Address:                                    3642 Underwood
                                            Houston, Texas 77025
Principal Occupation:                       Investor
Address of Principal Employer:              3642 Underwood
                                            Houston, Texas 77025

Name:                                       Susan Shannon Williford
Address:                                    3302 Robinhood Road
                                            Houston, Texas  77005
Principal Occupation:                       Investor
Address of Principal Employer:              3302 Robinhood Road
                                            Houston, Texas  77005

Name:                                       Jane Tenison Sharp
Address:                                    7010 Montclair
                                            Houston, Texas  77030
Principal Occupation:                       Investor
Address of Principal Employer:              7010 Montclair
                                            Houston, Texas  77030

Name:                                       Laurence D. Sikes, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Richard Steve Simms
Address:                                    9151 Saddle Ridge Way
                                            Fair Oaks, California 95628
Principal Occupation:                       Investor
Address of Principal Employer:              9151 Saddle Ridge Way
                                            Fair Oaks, California 95628

Name:                                       Charles M. Sloan
Address:                                    4309 Country Club Dr.
                                            Plano, Texas  75219
Principal Occupation:                       Investor
Address of Principal Employer:              4309 Country Club Dr.
                                            Plano, Texas  75219

Name:                                       Michael D. Stuart
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Katherine Tenison
Address:                                    7010 Montclair
                                            Houston, Texas  77030
Principal Occupation:                       Investor
Address of Principal Employer:              7010 Montclair
                                            Houston, Texas  77030

Name:                                       William H. Tenison, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Denton N. Thomas
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Marcus L. Thompson, Jr.
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Hall E. Timanus, Jr.
Address:                                    5065 Fieldwood
                                            Houston, Texas  77056-2409
Principal Occupation:                       Investor
Address of Principal Employer:              5065 Fieldwood
                                            Houston, Texas  77056-2409

Name:                                       Timothy J. Unger
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

Name:                                       Bass C. Wallace
Address:                                    4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Patrick B. Wallace
Address:                                    2306 Fairway Circle
                                            Pearland, Texas 77581
Principal Occupation:                       Investor
Address of Principal Employer:              2306 Fairway Circle
                                            Pearland, Texas 77581

Name:                                       Diane Jane Gano Walls
Address:                                    21310 Rosehill Church Road
                                            Tomball, Texas  77375
Principal Occupation:                       Investor
Address of Principal Employer:              21310 Rosehill Church Road
                                            Tomball, Texas  77375

Name:                                       Ellen P. Wallace
Address:                                    10 N. Wynden
                                            Houston, Texas 77056
Principal Occupation:                       Investor
Address of Principal Employer:              10 N. Wynden
                                            Houston, Texas 77056

Name:                                       Bass C. Wallace, Jr.
Address:                                    10 N. Wynden
                                            Houston, Texas 77056
Principal Occupation:                       Investor
Address of Principal Employer:              10 N. Wynden
                                            Houston, Texas 77056

Name:                                       David C. Wallace
Address:                                    3744 Westerman
                                            Houston, Texas 77005
Principal Occupation:                       Investor
Address of Principal Employer:              3744 Westerman
                                            Houston, Texas 77005

Name:                                       George Anthony Weatherall
Address:                                    8764 Aldwick
                                            Dallas, Texas  75238
Principal Occupation:                       Investor
Address of Principal Employer:              8764 Aldwick
                                            Dallas, Texas  75238

Name:                                       Mathis Gibson Weatherall
Address:                                    826 Hyacinth Place
                                            Missouri City, Texas  77459
Principal Occupation:                       Investor
Address of Principal Employer:              826 Hyacinth Place
                                            Missouri City, Texas  77459

Name:                                       Robert S. Weatherall
Address:                                    c/o Andrews & Kurth, L.L.P.
                                            4200 Texas Commerce Tower
                                            600 Travis
                                            Houston, Texas 77002
Principal Occupation:                       Retired
Address of Principal Employer:              N.A.

Name:                                       Nancy W. Wennerstrom
Address:                                    3906 River Oaks
                                            Pasadena, Texas 77505
Principal Occupation:                       Investor
Address of Principal Employer:              3906 River Oaks
                                            Pasadena, Texas 77505

Name:                                       Milton H. West, Jr.
Address:                                    c/o Andrews & Kurth, L.L.P.
                                            4200 Texas Commerce Tower
                                            600 Travis
                                            Houston, Texas 77002
Principal Occupation:                       Attorney
Address of Principal Employer:              4200 Texas Commerce Tower
                                            600 Travis
                                            Houston, Texas 77002

Name:                                       Elizabeth R. Woodard
Address:                                    718 Camelot Lane
                                            Houston, Texas 77024
Principal Occupation:                       Investor
Address of Principal Employer:              718 Camelot Lane
                                            Houston, Texas 77024

                                     ESTATE

Name of Entity:                             Estate of Dorothy J. Burns, Dec'd.
State of Organization:                      Texas
Principal Business:                         Probate
Address:                                    C/o Richard W. Burns
                                            Cunningham, Burke & Brooks
                                            12 Greenway Plaza, Suite 1350
                                            Houston, Texas  77046

Name of Entity:                             Estate of Carolyn Jane Hall Gano,
                                              Dec'd.
State of Organization:                      Texas
Principal Business:                         Probate
Address:                                    c/o Diane Jane Walls, Independent
                                              Executrix
                                            21310 Rosehill Church Road
                                            Tomball, Texas 77375

Name of Entity:                             Estate of Anah Marie Streetman,
                                              Deceased
State of Organization:                      Texas
Principal Business:                         Probate
Address:                                    Attn: Melanie B. Scioneaux
                                            Texas Commerce Bank, N.A.,
                                              Independent Executrix
                                            P. O. Box 2629, Trust Department
                                            Houston, Texas  77252

Name of Entity:                             Estate of Hall E. Timanus, Sr.,
                                              Deceased
State of Organization:                      Texas
Principal Business:                         Probate
Address:                                    Attn: Hall E. Timanus, Jr.
                                            Heritage Bank
                                            P. O. Box 27515
                                            Houston, Texas  77227

                                   CORPORATION

Name of Entity:                             A & K Endowment, Inc.
State of Organization:                      Texas
Principal Business:                         Investment
Address:                                    Attn: George E. Vetters
                                            4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, Texas  77002-3090

                                   PARTNERSHIP

Name of entity:                             Eastland Interests, Ltd.
State of Organization:                      Texas
Principal Business:                         Investment
Address:                                    c/o Andrews & Kurth, L.L.P.
                                            Attn: Gail Nixon
                                            4200 Texas Commerce Tower
                                            600 Travis Street
                                            Houston, TX  77002-3090

Name of entity:                             Houstuon Interests, Ltd.
State of Organization:                      Texas
Principal Business:                         Investment
Address:                                    100 Saddlebrook
                                            Houston, TX 77024

Item 5 Information.

The information called for by Item 5 with respect to each of the general partners of THC Partners is set forth below:


  NAME OF                         NUMBER OF SHS.
  GENERAL                          BENEFICIALLY               PERCENT
  PARTNER                            OWNED (1)              OF CLASS (2)

A & K ENDOWMENT                      183,065                  0.32886%
EWA FAMILY TRUST (WOODARD)             2,656                  0.00477%
ALLEN TRUST, E W (WOODARD)             7,812                  0.01403%
BAKER III, JAMES A                    24,251                  0.04357%
BECH, DOUGLAS Y                       32,551                  0.05848%
BELL, R. TERRY                         1,953                  0.00351%
BELLATTI, LAWRENCE L                  12,044                  0.02164%
SMB FAMILY TRUST (MORSE)               7,675                  0.01379%
BRADLEY, ROBERT L                     42,643                  0.07660%
BURNS, RICHARD W.                      5,100                  0.00916%
BURNS, ESTATE OF DOROTHY J             5,100                  0.00916%
BURNS, W THOMAS II                     5,100                  0.00916%
BURROUGHS, A. T                        3,727                  0.00670%
BUTLER, MICHAEL F.                    40,527                  0.07280%
CABANISS, JOHN T.                     40,039                  0.07193%
CARROLL III, JAMES V.                 42,643                  0.07660%
CLARKE, DOUGLAS E.                     1,758                  0.00316%
CLARKE, JAMES C E TRUST                  195                  0.00035%
COULOMBE BRUCE R                         489                  0.00088%
CRUSE, JR SAM W                       26,692                  0.04795%
DARDER, STACY ANN                      2,270                  0.00408%
DAVIS, CARY ELIZABETH                  2,270                  0.00408%
DAVIS, FRANK B.                       44,270                  0.07953%
DAVIS, MARTHA H                       67,802                  0.12180%
DAVIS TRUST M H (AGL)                 36,983                  0.06644%
DAVIS III, PLATT W.                   67,802                  0.12180%
DAVIS III TRUST, P W (AGL)            36,983                  0.06644%
DAVIS, RICHARD H.                     67,802                  0.12180%
DAVIS TRUST, R H (AGL)                36,983                  0.06644%
DEXTER, BARBARA TIMANUS               15,259                  0.02741%
DILWORTH JR., JAMES W                  4,497                  0.00808%
DILWORTH JR. J W TRUST                10,884                  0.01955%
DILWORTH III, J W TRUST                  637                  0.00115%
DILWORTH, KAITLIN C TRUST                637                  0.00115%
DRURY, FRANCES                        13,672                  0.02456%
DRURY FAMILY TR. 1995                  3,418                  0.00614%
EASTLAND INTERESTS LTD                40,527                  0.07280%
EBERT JR., A H                        50,130                  0.09006%
EGAN, BF                               4,394                  0.00789%
ELKINS, D G                           37,271                  0.06696%
EVOY, SARA H.                         50,851                  0.09135%
EVOY TRUST, S H (AGL)                 36,983                  0.06644%
FOLEY, J M                             9,988                  0.01794%
FRAZIER, DAVID J                       4,579                  0.00823%

FRAZIER TRUST, D J                     1,868                  0.00336%
FRAZIER, GREGORY R                     4,579                  0.00823%
FRAZIER TRUST, G R                     1,868                  0.00336%
FRAZIER, JOSEPH R                      4,579                  0.00823%
FRAZIER TRUST, J R                     1,868                  0.00336%
FRAZIER, MARGARET                     13,077                  0.02349%
FRAZIER, MICHAEL E.                    4,579                  0.00823%
FRAZIER TRUST, M E                     1,868                  0.00336%
FRAZIER, PAUL H                        4,579                  0.00823%
FRAZIER TRUST, P H                     1,868                  0.00336%
FRAZIER, WARREN W                      4,579                  0.00823%
FRAZIER TRUST, W W                     1,868                  0.00336%
FREEMAN TRUST, J B                       637                  0.00115%
FREEMAN, PATRICIA                      4,497                  0.00808%
FREEMAN, P D TRUST                    10,884                  0.01955%
FREEMAN IV TRUST, W A                    637                  0.00115%
GANO, ESTATE OF CAROLYNE              81,363                  0.14616%
GANO, HOWARD H                       162,725                  0.29232%
GANO JR. TRUST, HOWARD                33,901                  0.06090%
GANO JR TRUST, R C                   162,723                  0.29232%
GANO III TRUST, R A                   33,901                  0.06090%
GANO, JR, WILLIAM K                   40,681                  0.07308%
GANO JR TRUST, W K (AGL)              33,901                  0.06090%
GARTH, JANET JONES                     4,720                  0.00848%
GRAGG, ANNETTE G                     121,909                  0.21900%
CWH TRUST OF 1992 (HEALEY)            12,744                  0.02289%
KH TRUST OF 1992 (HEALEY)             12,744                  0.02289%
TPH TRUST OF 1992 (HEALEY)            12,744                  0.02289%
HARDY, ROBERT G                       19,206                  0.03450%
HARRINGTON, BRUCE M                   34,505                  0.06199%
HEALEY, THOMAS L                       4,248                  0.00763%
HICKS JR, TAYLOR M                    19,206                  0.03450%
HOLLOWAY, MICHAEL S                    2,270                  0.00408%
HOUSTOUN, EVELYN                      50,851                  0.09135%
HOUSTOUN III JAMES P                  50,851                  0.09135%
HOUSTOUN III TRUST, J P (AGL)         36,983                  0.06644%
HOUSTOUN, JAMES W                     50,851                  0.09135%
HOUSTOUN TRUST, J W (AGL)             36,983                  0.06644%
HOUSTOUN, JOHN MCINTOSH               50,851                  0.09135%
HOUSTOUN TRUST, J M (AGL)             36,983                  0.06644%
HOUSTOUN, RICHARD A                   50,851                  0.09135%
HOUSTOUN TRUST, R A (AGL)             36,983                  0.06644%
HOUSTOUN INTEREST LTD.                50,851                  0.09135%
HOUSTOUN TRUST, R N (AGL)             36,983                  0.06644%

HUGHES, JULIE G                       19,047                  0.03422%
HUGHES TRUST, JULIE G (AGL)           33,901                  0.06090%
JONES, THE HONORABLE E H               1,953                  0.00351%
JONES JR, HARRY R                      2,360                  0.00424%
JONES, BETTY LOU                       2,360                  0.00424%
JONES, STEVEN E                        4,720                  0.00848%
KERR, JOHN C                           5,371                  0.00965%
KISSIAH TRUST, A D                       637                  0.00115%
KISSIAH TRUST, C J                       637                  0.00115%
KISSIAH, PAMELA D                      4,497                  0.00808%
KISSIAH TRUST, P D                    10,884                  0.01955%
KNAPP JR, FRED M                      40,039                  0.07193%
KYLE, JERRY VAN                       43,782                  0.07865%
LARKIN, JAMES W                        8,691                  0.01561%
LARKIN, LEE R                         34,766                  0.06245%
LARSON TRUST, ANNETTE G (AGL)         33,901                  0.06090%
LEWIS TRUST, M W (AGL)                33,901                  0.06090%
LEWIS, MARGARET                       12,385                  0.02225%
LEWIS "C" TRUST, MARGARET              3,096                  0.00556%
LEWIS GST TRUST, MARG.                 9,718                  0.01746%
LILIENSTERN, O C                      19,206                  0.03450%
LINDSEY TRUST, DAVID C (AGL)          36,983                  0.06644%
LINDSEY, SARA H                      203,404                  0.36540%
LUMMIS, DAVID R                       29,046                  0.05218%
LUMMIS TRUST, DAVID R (AGL)           31,293                  0.05622%
LUMMIS JR. DR. F R                    87,219                  0.15668%
FRL II FAMILY TRUST                   17,559                  0.03154%
LUMMIS II TRUST, F R (AGL)            31,293                  0.05622%
LUMMIS, GHENT                         29,046                  0.05218%
LUMMIS TRUST, G G (AGL)               31,293                  0.05622%
LUMMIS, MARVIN L                      29,046                  0.05218%
LUMMIS TRUST, M L (AGL)               31,293                  0.05622%
PBL FAMILY TRUST                      17,559                  0.03154%
LUMMIS TRUST, P B (AGL)               31,293                  0.05622%
RCL FAMILY TRUST                      17,559                  0.03154%
LUMMIS TRUST, RANSOM  C (AGL)         31,293                  0.05622%
LUMMIS, RICHARD G                     29,046                  0.05218%
LUMMIS TRUST, RICHARD (AGL)           31,293                  0.05622%
LUMMIS, W R                          133,169                  0.23923%
WMRL,JR FAMILY TRUST                  17,559                  0.03154%
LUMMIS JR TRUST, W R (AGL)            31,293                  0.05622%
LUTES, DENNIS L                        2,931                  0.00526%
MCCORMACK TRUST, PN (AGL)             31,293                  0.05622%
MCCORMACK TRUST, PATTY                12,576                  0.02259%

MCCURDY TRUST, K R (AGL)              31,293                  0.05622%
MALKIN TRUST, L R (AGL)               31,293                  0.05622%
MILLER, BARRY R                       19,206                  0.03450%
MILLER, WILLIAM T                     35,156                  0.06316%
MORSE, CLINTON F                       5,710                  0.01026%
MORSE, CLINTON S                      10,417                  0.01871%
CSM FAMILY TRUST (MORSE)               7,675                  0.01379%
MORSE FAMILY TRUST                    23,024                  0.04136%
MORSE, MARGARET S                      4,994                  0.00897%
MORSE, WILLIAM R                       4,994                  0.00897%
NEFF, G R MARITAL TR.                190,830                  0.34281%
PEACOCK, P. DEXTER                    40,039                  0.07193%
PERICH, THOMAS J                         489                  0.00088%
PHILLIPS, LARRY B                     29,460                  0.05292%
PIERSON TRUST, ALLENE R (AGL)         31,293                  0.05622%
HHR TRUST OF 1988 (RAY)                4,346                  0.00781%
HMR III TRUST OF 1988 (RAY)            4,346                  0.00781%
RAY, HUGH M                           20,280                  0.03643%
REED TRUST M G (AGL)                  33,901                  0.06090%
RITCHIE, MARGOT H                     50,851                  0.09135%
RITCHIE TRUST, M H (AGL)              36,983                  0.06644%
RITCHIE, ROBERT F                      1,140                  0.00205%
ROSENWASSER, LAURIE K.                16,683                  0.02997%
ROSENWASSER, M Q                      16,683                  0.02997%
ROVILLO TRUST, EUGENIA G (AGL)        33,901                  0.06090%
RUSSELL, ALLENE L                     94,565                  0.16988%
RUSSELL FAMILY TRUST                 108,839                  0.19552%
RUSSELL, III TRUST, P S (AGL)         31,293                  0.05622%
RYAN JR, THOMAS F                     47,037                  0.08450%
AMR FAMILY TRUST (MORSE)               7,675                  0.01379%
SCHUBERT, THOMAS L                    19,206                  0.03450%
SHANNON, JOEL I                        9,603                  0.01725%
SHANNON, SUSAN V                       9,603                  0.01725%
SHARP, JANE T                          3,727                  0.00670%
SIKES JR, LAURENCE D                  44,759                  0.08041%
SIMMS, RICHARD S                       1,953                  0.00351%
SLOAN, CHARLES                         4,720                  0.00848%
STREETMAN, ESTATE OF A M              16,764                  0.03011%
STUART, MICHAEL D                        489                  0.00088%
TENISON, KATHERINE                     3,727                  0.00670%
TENISON JR, WM. H                     26,090                  0.04687%
B.A.THOMAS TRUST II                   10,884                  0.01955%
THOMAS, D H                            1,953                  0.00351%
W.L. THOMAS TRUST II                  10,884                  0.01955%

THOMPSON JR, MARCUS L                 31,088                  0.05585%
TIMANUS SR, EST OF H E                10,172                  0.01827%
TIMANUS, JR. H E                      15,259                  0.02741%
UNGER, T J                             1,953                  0.00351%
BCW INCOME TRUST                       6,396                  0.01149%
DGW TRUST A E WALLACE                  5,160                  0.00927%
DGW TRUST D WALLACE III               15,481                  0.02781%
DGW TRUST D WALLACE IV                 5,160                  0.00927%
DGW TRUST M LEWIS                     15,481                  0.02781%
DGW TRUST M. WALLACE                   5,160                  0.00927%
DGW TRUST N WENNERSTROM               15,481                  0.02781%
DGW TRUST P B WALLACE                 15,481                  0.02781%
JPW INCOME TRUST (WALLACE)             6,396                  0.01149%
WALLACE, BASS C.                      24,733                  0.04443%
WALLACE JR, BASS C.                    1,706                  0.00306%
WALLACE, DAVID C                       1,706                  0.00306%
ELLEN P. WALLACE                       1,706                  0.00306%
WALLACE III, TRUST D J (AGL)          33,901                  0.06090%
DON WALLACE III GST TRUST              9,718                  0.01746%
WALLACE, PATRICK B                    15,481                  0.02781%
WALLACE TRUST, P B (AGL)              33,901                  0.06090%
PATRICK WALLACE GST TRUST              9,718                  0.01746%
WALLS, DIANE JANE                     40,681                  0.07308%
WALLS TRUST, D J (AGL)                33,901                  0.06090%
WEATHERALL, GEORGE A                   2,270                  0.00408%
WEATHERALL, MATHIS G                   2,270                  0.00408%
WEATHERALL, ROBERT S                  34,057                  0.06118%
WENNERSTROM, N W                      15,481                  0.02781%
WENNERSTROM TRUST, N W (AGL)          33,901                  0.06090%
NANCY WENNERSTROM GST TRUST            9,718                  0.01746%
WEST JR, MILTON H                     62,824                  0.11286%
WOODARD, ELIZABETH R                  15,470                  0.02779%
WOODARD JR TRUST, D E                  7,812                  0.01403%
WOODARD TRUST, R J                     7,812                  0.01403%
DEW JR FAMILY TRUST                    2,656                  0.00477%
RJW FAMILY TRUST                       2,656                  0.00477%
                                       -----                  -------
                                   5,441,955                  9.77614%

- - ----------
(1) Represents shares as to which such person holds shared dispositive power.
(2) Based on shares of Common Stock outstanding.